SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement            |_|      Confidential, For Use
                                                     of the Commission Only
                                                     (as permitted by
                                                     Rule 14a-6(e) (2))

|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

THE SALOMON BROTHERS FUND INC.
------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     |X|  No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials:

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                    [LETTERHEAD OF ELLIOTT ASSOCIATES, L.P.]

For More Information Contact:
Scott Tagliarino
(212) 506-2999
(917) 922-2364 (cell)

       ELLIOTT SENDS LETTER TO SALOMON BROTHERS FUND STOCKHOLDERS URGING
                THEM NOT TO RETURN MANAGEMENT'S WHITE PROXY CARD

                  "Clear Message" Needed to Make SBF Eliminate
                    Substantial Discount to Net Asset Value

NEW YORK (September 7, 2005) - Elliott Associates, L.P. and Elliott International, L.P. (collectively "Elliott"), who together are reportedly the largest stockholder of The Salomon Brothers Fund Inc.(NYSE: SBF), today sent a letter to fellow SBF stockholders urging them NOT to return any WHITE proxy cards sent to them by the management of SBF until they have had the opportunity to review Elliott's proxy materials concerning the upcoming Special Meeting vote to approve the proposed New Management Agreement scheduled for October 21, 2005. The requested vote is a step in the pending transaction between Citigroup, Inc.(NYSE:C) and Legg Mason, Inc.(NYSE:LM), which contemplates a transfer of the SBF management agreement from Citigroup to Legg Mason.

Elliott is opposed to the approval of the New Management Agreement until SBF takes immediate steps to eliminate or nearly eliminate the Fund's discount to Net Asset Value.

Elliott, which is the beneficial owner of 5.88 million shares of SBF, representing in the aggregate approximately 6% of the Fund's total shares outstanding, and has owned SBF shares since 2002, said in its letter to stockholders:

     |X| ELLIOTT ASSOCIATES AND ELLIOTT INTERNATIONAL, SBF'S LARGEST STOCKHOLDER ON A COMBINED BASIS, OPPOSE APPROVAL OF THE NEW MANAGEMENT AGREEMENT UNTIL SBF'S BOARD TAKES IMMEDIATE STEPS TO ELIMINATE OR NEARLY ELIMINATE OUR FUND'S DISCOUNT TO NET ASSET VALUE

     |X|  DO NOT RETURN MANAGEMENT'S WHITE PROXY CARD FOR ANY REASON

     |X| DO NOT VOTE YOUR SHARES UNTIL YOU HAVE RECEIVED OUR PROXY STATEMENT AND BLUE PROXY CARD

Dear Fellow Stockholders:

You may shortly be receiving proxy materials from The Salomon Brothers Fund Inc. ("SBF" or the "Fund") for the Special Meeting of Stockholders scheduled October 21, 2005. At the Special Meeting, SBF stockholders will be asked to approve a new management agreement for our Fund in connection with the pending transaction contemplated between Citigroup, Inc. and Legg Mason, Inc. We strongly urge you not to return any White proxy card you may receive from The Salomon Brothers Fund Inc. until you have had a chance to review our detailed proxy materials concerning our reasons for opposing the new management agreement ("New Management Agreement"). We expect to mail that information to you shortly.

Elliott Associates and its sister fund, Elliott International, (the "Concerned Stockholders") private investment partnerships under common control, have more than $5.2 billion of capital under management as of July 2005. Collectively we are the Fund's largest stockholder owning approximately 6% of the Fund's outstanding Common Stock. We have owned shares of SBF since 2002, and have been long-term investors in the Fund.

For many years the Fund's shares have traded at a significant percentage discount to the net asset value of the portfolio of securities held by the Fund ("NAV"). Steps taken to date by the Fund and its management to reduce or eliminate the discount, in our opinion, have been inadequate and have failed to enhance stockholder value in any meaningful way. The Concerned Stockholders believe it is inappropriate to approve a New Management Agreement unless and until the Fund agrees to take specific action to eliminate (or nearly eliminate) this discount.

                     OUR PATIENCE HAS RUN OUT. HASN'T YOURS?

We believe stockholders need to send SBF's Board of Directors one clear message -eliminate or nearly eliminate the discount to NAV now. In our opinion, voting "AGAINST" the approval of that New Management Agreement is the best way to deliver that message.

In the absence of such action by the Board, we believe that this discount will continue to persist indefinitely. Assuming the New Management Agreement is approved by Fund stockholders, we believe the discount to NAV that has been adversely affecting the value of your investment will continue. The upcoming vote on the New Management Agreement provides stockholders of the Fund a unique opportunity to send a strong message to management and the Board that immediate steps must be taken to eliminate or nearly eliminate the discount to NAV.

We will soon be sending you proxy materials containing our reasons for opposing approval of the New Management Agreement. Again, we strongly urge you NOT to return any WHITE proxy cards you may receive.

Please wait until you have received our proxy materials before deciding how to vote your shares. If you have any questions, or need further information, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Sincerely yours,

/s/ Mark Levine
-----------------
Mark Levine
Portfolio Manager

About Elliott Associates, L.P.

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $5.2 billion of capital under management as of July 2005. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

PLEASE READ THE PROXY STATEMENT OF ELLIOTT ASSOCIATES, L.P. AND ELLIOTT INTERNATIONAL, L.P. WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF THE SALOMON BROTHERS FUND INC. STOCKHOLDERS. YOU MAY OBTAIN THIS PROXY STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY ELLIOTT ASSOCIATES AND ELLIOTT INTERNATIONAL, BY CONTACTING INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK 10022 TOLL FREE AT (888) 750-5834. PRESENTLY, A PRELIMINARY FORM OF THIS PROXY STATEMENT IS PUBLICLY AVAILABLE.

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